EXHIBIT 99.1

           Consent of Theta Corporation
                                  January 25, 1996


To:     Phillis Klaben, President
          Theta Corporation

From:     Gale H. Thorne, Jr.
          Sales Manager

Dear Ms. Klaben,

     Thank you for returning my call this morning.
All of us at Specialized Health Products (SHP) appreciate the product information we purchased from Theta Corporation.
     As we discussed, SHP would like to quote a few of our purchased Theta statistics and market projections in several of our public documents.
Theses include our annual report, stock
registration statement, and prospectus.
     The select forecasts and market sizes we would like to quote include those for evacuated blood collection tubes, syringe needle, hypodermic syringe market, the safety syringe market and the safety hypodermic syringes market.
     If you would, please signify your permission to quote the above referenced Theta Corporation statistics in our documents by signing below.

Best regards,
Accepted By:

/s/ Gale Thorne, Jr.

Gale Thorne, Jr.
/s/Phylis Klaben, 1/25/96
Phylis Klaben
President